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                        OFFSHORE SUBSIDIARY GUARANTY
        OFFSHORE SUBSIDIARIES OF GLOBAL EDUCATION INTERNATIONAL, INC.

                          Dated as of May 16, 2003




Re: Credit Agreement dated May 16, 2003, among DeVry Inc. and Global Education International, Inc. as the Borrowers, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and the Other Lenders Party Thereto



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                             TABLE OF CONTENTS
                             -----------------

                       (Not a part of the Agreement)


SECTION                         HEADING                               PAGE
Parties .                                                                1
Recitals                                                                 1
Section 1.      Definitions                                              1
Section 2.      Guaranty of Obligations and Credit Agreement.            2
Section 3.      Guaranty of Payment and Performance.                     2
Section 4.      General Provisions Relating to the Guaranty              3
Section 5.      Representations and Warranties of the Guarantors.        8
Section 6.      Amendments, Waivers and Consents                         9
Section 7.      Submission to Jurisdiction; Waiver of Jury Trial        10
   Section 7.1. Consent to Jurisdiction; Service of Process; Waiver of
                Jury Trial                                              10
   Section 7.2. Service of Process Upon Guarantors                      10
   Section 7.3. Tax Indemnity                                           11
   Section 7.4. Repayment                                               12
Section 8.      Notices                                                 11
Section 9.      Miscellaneous                                           12


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ATTACHMENTS TO OFFSHORE SUBSIDIARY GUARANTY:

EXHIBIT A	-	Form of Guaranty Joinder


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                        OFFSHORE SUBSIDIARY GUARANTY

                            Re: Credit Agreement

   This OFFSHORE SUBSIDIARY GUARANTY dated as of May 16, 2003 (this "Guaranty") is entered into on a joint and several basis by each of the undersigned (which parties are hereinafter referred to individually as a "Guarantor" and collectively as the "Guarantors").

                                  RECITALS

        A. Each Guarantor is a direct or indirect Offshore Subsidiary of Global Education International, Inc., a Barbados corporation ("GEI").

        B. In order to raise funds to finance the acquisition of Dominica Management, Inc., the parent of Ross University Services, Inc. and Ross University Management, Inc., to finance working capital and capital expenditures and for other general corporate purposes, GEI and DeVry Inc., a Delaware corporation ("Devry" and, together with GEI, the "Borrowers") have entered into the Credit Agreement dated as of May 16, 2003 (herein, as the same may be amended or modified from time to time, the "Credit Agreement") among the Borrowers, the lenders party thereto (the "Lenders"), and Bank of America, N.A. as administrative agent (the "Administrative Agent") providing for, among other things, up to $175 million in loans (the "Loans") and letters of credit (the "Letters of Credit") of which up to $50,000,000 in Loans and Letters of Credit will be initially available to GEI at any one time outstanding.

        C. The Administrative Agent and the Lenders have required as a condition to their obligations to make Credit Extensions under the Credit Agreement that DeVry cause each of the undersigned to enter into this Guaranty and to cause each Person which hereafter at any time becomes an Offshore Subsidiary to enter into a Guaranty Joinder in substantially the form set forth as Exhibit A hereto (a "Guaranty Joinder"), in each case as security for the Obligations of GEI under the Credit Agreement, and GEI has agreed to cause each of the undersigned to execute this Guaranty and to cause each Person which hereafter becomes an Offshore Subsidiary to execute a Guaranty Joinder, in each case in order to induce the Lenders to enter into the Credit Agreement and thereby benefit the Borrowers and their Subsidiaries by providing funds to enable the Borrowers to finance the acquisition and for the other purposes referred to above.

   NOW, THEREFORE, as required by the Credit Agreement and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor does hereby covenant and agree, jointly and severally, as follows:

SECTION 1.	DEFINITIONS.

Capitalized terms used herein but not defined herein shall have the meanings set forth in the Credit Agreement or as the context shall otherwise require.

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SECTION 2.	GUARANTY OF OBLIGATIONS AND CREDIT AGREEMENT.

        (a) Subject to the limitations set forth in Section 2(b) hereof, each Guarantor jointly and severally does hereby irrevocably, absolutely and unconditionally guarantee unto the Administrative Agent and the Lenders:
(1) the full and prompt payment of all Obligations (as defined in the Credit Agreement) of GEI including, without limitation, all principal of and interest under, all Loans (whether Base Rate Loans or Eurodollar Rate Loans) made to GEI, all L/C Obligations of GEI, all L/C Borrowings of GEI, all Specified Swap Obligations of GEI or its Subsidiaries and all fees, expenses and other amounts for which GEI is liable, if any, from time to time outstanding, as and when such payments shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration or otherwise (including, to the extent legally enforceable, interest due on overdue payments of principal) in Federal or other immediately available funds of the United States of America which at the time of payment or demand therefor shall be legal tender for the payment of public and private debts,
(2) the full and prompt performance and observance by GEI of each and all of the obligations, covenants and agreements required to be performed or owed by GEI under the terms of the Loan Documents, and (3) the full and prompt payment, upon demand by the Administrative Agent or the Lenders, of all costs and expenses, legal or otherwise (including reasonable attorneys' fees), if any, as shall have been expended or incurred in the protection or enforcement of any rights, privileges or liabilities in favor of the Administrative Agent or any Lender under or in respect of GEI's Obligations under any Loan Document to which GEI or any of its Subsidiaries is a party or in any action in connection therewith or herewith and in each and every case irrespective of the validity, regularity, or enforcement of any of the Loan Documents or any of the terms thereof or any other like circumstance or circumstances (the payment, performance and observance of all such Obligations, covenants and agreements being herein collectively called the "Guaranteed Obligations"). Notwithstanding anything contained herein or in the other Loan Documents, no Guarantor hereunder shall be liable for any Obligations of DeVry.

        (b) The liability of each Guarantor under this Guaranty shall not exceed an amount equal to a maximum amount as will, after giving effect to such maximum amount and all other liabilities of such Guarantor, contingent or otherwise, be enforceable under applicable law and result in the performance of the obligations of such Guarantor hereunder and not constitute a fraudulent transfer, obligation or conveyance.

        (c) All amounts payable under this Guaranty by each Guarantor shall be made in the lawful currency of the United States of America (hereinafter referred to as "United States Dollars").

SECTION 3.	GUARANTY OF PAYMENT AND PERFORMANCE.

   This is a guarantee of payment and performance and each Guarantor hereby waives, to the fullest extent permitted by law, any right to require that any action on or in respect of any Obligation or any Loan Document be brought against GEI or any other Person or that resort be had to any direct or indirect security for the Guaranteed Obligations or any Loan Document or any other remedy. The Administrative Agent on behalf of the Lenders may, at

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its option, proceed hereunder against any Guarantor in the first instance to collect monies when due, the payment of which is guaranteed hereby, without first proceeding against GEI or any other Person and without first resorting to any direct or indirect security for the Guaranteed Obligations or any Loan Document or any other remedy. The liability of each Guarantor hereunder shall in no way be affected or impaired by any acceptance by the Administrative Agent or any Lender of any direct or indirect security for, or other guaranties of, any debt, liability or obligation of GEI or any other Person to the Administrative Agent or any Lender or by any failure, delay, neglect or omission by the Administrative Agent or any Lender to realize upon or protect any such guarantees, debt, liability or obligation or any instruments evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver, or other action taken, or omitted to be taken by the Administrative Agent or any Lender.

The covenants and agreements on the part of the Guarantors herein contained shall be joint and several covenants and agreements, and references to the Guarantors shall be deemed references to each of them and none of them shall be released from liability hereunder by reason of the guarantee ceasing to be binding as a continuing security on any other of them.

SECTION 4.	GENERAL PROVISIONS RELATING TO THE GUARANTY.

        (a) Each Guarantor hereby consents and agrees that the Administrative Agent and/or any Lender from time to time, with or without any further notice to or assent from any other Guarantor may, without in any manner affecting the liability of any Guarantor under this Guaranty, and upon such terms and conditions as the Administrative Agent or such Lender may deem advisable:

                (1) extend in whole or in part (by renewal or otherwise), modify, increase, change, compromise, release or extend the duration of the time for the performance or payment of any debt, liability or obligation of GEI or of any other Person secondarily or otherwise liable for any debt, liability or obligations of GEI on the Guaranteed Obligations or under any Loan Document, or waive any Default or Event of Default with respect thereto, or waive, modify, amend or change any provision of any Loan Document;

                (2) sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, the Administrative Agent or any Lender as direct or indirect security for the payment or performance of any debt, liability or obligation of GEI or of any other Person secondarily or otherwise liable for any debt, liability or obligation of GEI under any Loan Document; and/or

                (3) settle, adjust or compromise any claim of GEI against any other Person secondarily or otherwise liable for any debt, liability or obligation of GEI under any Loan Document.

   Each Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment or compromise and agrees that

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the same shall be binding upon it, and hereby waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that such Guarantor shall at all times be bound by this Guaranty and remain liable hereunder.

        (b) Each Guarantor hereby waives, to the fullest extent permitted by law:

                (1) notice of acceptance of this Guaranty by the Administrative Agent or the Lenders or of the creation, renewal or accrual of any liability of GEI, present or future, or of the reliance of the Administrative Agent or any of the Lenders upon this Guaranty (it being understood that all Guaranteed Obligations described in Section 2 hereof shall conclusively be presumed to have been created, contracted or incurred in reliance upon the execution of this Guaranty); and

                (2) demand of payment by the Administrative Agent on behalf of the Lenders from GEI or any other Person indebted in any manner on or for any of the Guaranteed Obligations; and

                (3) presentment for the payment by the Administrative Agent on behalf of the Lenders or any other Person of any Loan Document or any other instrument, protest thereof and notice of its dishonor to any party thereto and to such Guarantor.

   The obligations of each Guarantor under this Guaranty and the rights of the Administrative Agent to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, set-off, counterclaim (other than any compulsory counterclaim), recoupment or termination whatsoever.

        (c) The obligations of each Guarantor hereunder shall be binding upon such Guarantor and its successors and assigns, and shall remain in full force and effect until the date on which all Commitments of the Lenders to GEI shall have terminated, all Letters of Credit pursuant to the GEI Commitment shall have expired or terminated and all Obligations of GEI have indefeasibly been paid in full (the "Termination Date") and such obligations shall not be affected, modified or impaired upon the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of any Guarantor:

                (1) the genuineness, validity, regularity or enforceability of any of the Loan Documents or any of the terms of any thereof, the continuance of any obligation on the part of GEI or any other Guarantor on or in respect of or under any Loan Document or the power or authority or the lack of power or authority of GEI to execute and deliver any Loan Document or of any other Guarantor to execute and deliver this Guaranty or to perform any of its obligations hereunder or the existence or continuance of GEI or any other Guarantor as a legal entity; or

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                (2)  any default, failure or delay, willful or otherwise, in the performance by GEI or any other Guarantor of any obligations of any kind or character whatsoever under any Loan Document; or

                (3) any creditors' rights, bankruptcy, receivership or other insolvency proceeding of GEI or any other Guarantor or in respect of the property of GEI or any other Guarantor or any merger, consolidation, reorganization, dissolution, liquidation, the sale of all or substantially all of the assets of or winding up of GEI or any other Guarantor; or

                (4) impossibility or illegality of performance on the part of GEI or any other Guarantor of its obligations under any Loan Document; or

                (5) in respect of GEI or any other Guarantor, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to GEI or any other Guarantor, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of GEI or any other Guarantor and whether or not of the kind hereinbefore specified; or

                (6) any attachment, claim, demand, charge, Lien, order, process,lien or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, debt, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against GEI or any Guarantor or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Guarantor, or against any sums payable in respect of or under any Loan Document, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

                (7) any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political sub-division thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by GEI or any Guarantor of its respective obligations under or in respect of any Loan Document; or

                (8) the failure of any Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty; or

                (9) any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to

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        give notice to any Guarantor of failure of GEI or any other Guarantor to keep and perform any obligation, covenant or agreement under the terms of any Loan Document or this Guaranty or failure to resort for payment to GEI or any other Guarantor or to any other guaranty or to any property, security, Liens or other rights or remedies; or

                (10) the acceptance of any additional security or other guaranty, the advance of additional money to GEI or any other Guarantor, amendments, modifications, consents or waivers with respect to any Loan Document, or the sale, release, substitution or exchange of any security for any Guaranteed Obligation of GEI; or

                (11) any change in the ownership of any shares of GEI or any Guarantor; or

                (12) any defense whatsoever that: (i) GEI or any other Guarantor might have to the payment under any Loan Document, other than payment thereof in Federal or other immediately available funds, or
        (ii) GEI or any other Guarantor might have to the performance or observance of any of the provisions of any Loan Document, whether through the satisfaction or purported satisfaction by GEI or any other Guarantor of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise; or

                (13) any act or failure to act with regard to any Loan Document or anything which might vary the risk of any Guarantor; or

                (14) any other circumstance which might otherwise constitute a defense available to, or a discharge of any Guarantor in respect of the obligations of any Guarantor under this Guaranty;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty that the obligations of each Guarantor shall be absolute, irrevocable and unconditional and shall not be discharged, impaired or varied except by the payment of all Obligations of GEI in accordance with their respective terms whenever the same shall become due and payable and all other sums due and payable under any Loan Document, at the place specified in and all in the manner and with the effect provided in the Credit Agreement, as may be amended or modified from time to time. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, GEI shall default under or in respect of the terms of any Loan Document and that notwithstanding recovery hereunder for or in respect of any given default or defaults by GEI under any Loan Document shall remain in full force and effect and shall apply to each and every subsequent default.

        (d) All rights of the Administrative Agent or any Lender hereunder may be transferred or assigned at any time and shall be considered to be transferred or assigned at any time or from time to time upon the appointment of a successor to the Administrative Agent or any permitted transfer by a Lender of its rights under the Credit Agreement, whether with or without the consent of or notice to the Guarantors under this Guaranty or to GEI.

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        (e)  To the extent of any payments made under this Guaranty, each
Guarantor shall be subrogated to the rights of the Administrative Agent and/or the Lenders to whom such payment was made, but such Guarantor covenants and agrees that such right of subrogation shall be subordinate in right of payment to the prior indefeasible final payment in cash in full of all amounts due and owing by GEI with respect to the Obligations of GEI under the Loan Documents and by the Guarantors under this Guaranty, and the Guarantors shall not take any action to enforce such right of subrogation, and the Guarantors shall not accept any payment in respect of such right of subrogation, until the Termination Date. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the indefeasible payment in cash in full of all amounts payable by GEI under the Loan Documents and this Guaranty, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Administrative Agent and the Lenders to be credited and applied to the amounts due or to become due with respect to all amounts payable by GEI under the Loan Documents and this Guaranty, whether matured or unmatured. Each Guarantor acknowledges that it has received direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this paragraph (e) is knowingly made as a result of the receipt of such benefits.

        (f) Each Guarantor agrees that, to the extent GEI, any other Guarantor or any other Person makes any payment under any of the Loan Documents with respect to GEI's Obligations, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Guarantors' obligations hereunder, as if said payment had not been made. The liability of the Guarantors hereunder shall not be reduced or discharged, in whole or in part, by any payment to the Administrative Agent or any Lender from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity, or fraud asserted by any account debtor or by any other Person.

        (g) Neither the Administrative Agent nor any Lender, shall be under any obligation: (1) to marshall any assets in favor of the Guarantors or in payment of any or all of the liabilities of GEI under or in respect of the Loan Documents or the obligations of the Guarantors hereunder or (2) to pursue any other remedy that the Guarantors may or may not be able to pursue themselves and that may lighten the Guarantors' burden, any right to which each Guarantor hereby expressly waives.

        (h) The obligations of each Guarantor under this Guaranty rank pari passu in right of payment with all other Indebtedness of such Guarantor which is not secured or which is not expressly subordinated in right of payment to any other Indebtedness of such Guarantor.

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SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS.

   Each Guarantor represents and warrants to the Administrative Agent and each Lender that:

        (a) Such Guarantor is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, limited liability company, limited partnership or other similar legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (1) the ability of such Guarantor to perform its obligations under this Guaranty, or (2) the validity or enforceability of this Guaranty against such Guarantor (herein in this Section 5, a "Material Adverse Effect"). Such Guarantor has the power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Guaranty and to perform the provisions hereof.

        (b) This Guaranty has been duly authorized by all necessary corporate or other organizational action on the part of such Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws affecting the enforcement of creditors' rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (c) The execution, delivery and performance by such Guarantor of this Guaranty will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor or any of its Subsidiaries under its charter documents, or except for contraventions, breaches or defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument to which such Guarantor or any of its Subsidiaries is bound or by which such Guarantor or any of its Subsidiaries or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or any of its Subsidiaries or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the such Guarantor or any of its Subsidiaries.

        (d) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty.

        (e) Such Guarantor is solvent, has capital not unreasonably small in relation to its business or any contemplated or undertaken transaction and has

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assets having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts as they become due and greater than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Such Guarantor does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due. Such Guarantor will not be rendered insolvent by the execution and delivery of, and performance of its obligations under, this Guaranty. Such Guarantor does not intend to hinder, delay or defraud its creditors by or through the execution and delivery of, or performance of its obligations under, this Guaranty.

        (f) All representations in the Credit Agreement applicable to such Guarantors (or any of them) are true and correct in all material respects.

SECTION 6.	AMENDMENTS, WAIVERS AND CONSENTS.

   This Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), pursuant to the provisions of Section 11.1 of the Credit Agreement. This Guaranty may be amended by the addition of additional Guarantors pursuant to a Guaranty Joinder.

SECTION 7.	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

       Section 7.1. Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. (a) Each Guarantor irrevocably submits to the nonexclusive in personam jurisdiction of any State of New York or federal court sitting in New York City, over any suit, action or proceeding arising out of or relating to this Guaranty. To the fullest extent it may effectively do so under applicable law, each Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        (b) Each Guarantor agrees, to the fullest extent it may effectively do so under applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in paragraph (a) of this Section 7.1 brought in any such court shall be conclusive and binding upon such party, subject to rights of appeal and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment.

        (c) Each Guarantor consents to process being served in any suit,action or proceeding of the nature referred to in paragraph (a) of this Section 7.1 by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of such Guarantor specified in
Section 8 or at such other address of which you shall then have been notified pursuant to said Section or to any agent for service of process appointed pursuant to the provisions of Section 7.2. Each Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of

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process upon it in any such suit, action or proceeding and (ii) shall, to the full extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

        (d) Nothing in this Section 7.1 shall affect the right of the Administrative Agent or the Lenders to serve process in any manner permitted by law, or limit any right that the Administrative Agent or the Lenders may have to bring proceedings against any Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

        (e) Each Guarantor waives trial by jury in any action brought on or with respect to this Guaranty or the Loan Documents or any other document executed in connection herewith or therewith.

        (f) Any payment on account of any amount that is payable hereunder by any Guarantor in United States Dollars which is made to or for the account of the Administrative Agent or any Lender in currency of any other jurisdiction, or in the lawful currency of any other country, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of such party, shall constitute a discharge of such party's obligation under this Guaranty only to the extent of the amount of United States Dollars which such Lender could purchase in the foreign exchange markets with the amount of currency of such other jurisdiction, or other currency, as the case may be, in accordance with normal banking procedures at the rate of exchange prevailing on the Business Day following receipt of the payment first referred to above. If, the amount of United States Dollars that could be so purchased is less than the amount of United States Dollars originally due to the Administrative Agent and/or such Lender, each Guarantor agrees, to the full extent permitted by law, to indemnify and save harmless the Administrative Agent and/or such Lender from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Guaranty, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent and such Lender from time to time and, shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

       Section 7.2. Service of Process Upon Guarantors. Each Guarantor hereby irrevocably designates, appoints and empowers DeVry and its successors as the designee, appointee and agent for each Guarantor to receive, accept and acknowledge, for and on behalf of such Guarantor and its properties, service of any and all legal process, summons, notices and documents which may be served in such action, suit or proceeding relating to this Guaranty in the case of the New York federal and state courts located in New York City, which service may be made on any such designee, appointee and agent in accordance with legal procedures prescribed for such courts. Each Guarantor agrees to take any and all action necessary to continue such designation in full force and effect and should such designee, appointee and agent become unavailable for this purpose for any reason, each Guarantor will forthwith irrevocably designate a new designee, appointee and agent, which shall irrevocably agree to act as such, with the powers and for purposes specified in this

Section 7.2. Each Guarantor further irrevocably consents and agrees to service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding relating to any Loan Document or this Guaranty delivered to such Guarantor in accordance with this
Section 7.2 or to its then designee, appointee or agent for service. If service is made upon such designee, appointee and agent, a copy of such process, summons, notice or document shall also be provided to any Guarantor at the address specified in Section 8 by registered or certified mail, or overnight express air courier; provided that failure of such Lender to provide such copy to such Guarantor shall not impair or affect in any way the validity of such service or any judgment rendered in such action or proceedings. Each Guarantor agrees that service upon such Guarantor or any such designee, appointee and agent as provided for herein shall constitute valid and effective personal service upon such Guarantor with respect to matters contemplated in this Section 7.2 and that the failure of any such designee, appointee and agent to give any notice of such service to such Guarantor shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall, or shall be construed so as to, limit the right of the Administrative Agent or the Lenders to bring actions, suits or proceedings with respect to the obligations and liabilities of any Guarantor under, or any other matter arising out of or in connection with, this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, in the courts of whatever jurisdiction in which the respective offices of the Administrative Agent or the Lenders may be located or assets of such Guarantor may be found or as otherwise shall to Administrative Agent or the Lenders seem appropriate, or to affect the right to service of process in any jurisdiction in any other manner permitted by law.

       Section 7.3. Tax Indemnity. All payments whatsoever under this Guaranty will be made by any Guarantor free and clear of, and without liability for withholding or deduction for or on account of, any present or future Tax imposed or levied by or on behalf of (i) its jurisdiction of organization or
(ii) any jurisdiction other than the United States (or any political subdivision or taxing authority of or in the United States) from or through which any amount is paid by any Guarantor pursuant to the terms of this Guaranty (hereinafter, a "Taxing Jurisdiction"), unless the withholding or deduction of such Tax is compelled by law. If any deduction or withholding or payment for any tax shall at any time be compelled by law, each Guarantor will pay such additional amounts as may be necessary in order that the net amounts paid to each Lender pursuant to the terms of this Guaranty after such deduction or withholding (including, without limitation, any required deduction, withholding or other payment of Tax on or with respect to such additional amount) shall be not less than the amounts then due and payable under the terms of this Guaranty; provided, however, that no payment of any additional amounts shall be required to be made for or on account of:

                (i) in case of a tax imposed or levied on behalf of Barbados, any Tax that would not have been imposed but for the existence of any present or former connections between such Lender (or between a shareholder of, or possessor of a power over, such Lender, if such Lender is an estate, trust, partnership or corporation, or any Person other than the Lender to which any amount payable under any Obligation or under this Guaranty is attributable for the purposes of such Tax, assessment or charge) and the Taxing Jurisdiction,

                (ii) any estate, inheritance, gift, sale, transfer, personal property or similar tax or duty;

                (iii)any Tax that is payable otherwise than by withholding from payments under this Guaranty, except that such Guarantor shall be required to make payments for or on account of any Tax that would have been payable through withholding but which because of a connection between the Lender and the Taxing Jurisdiction (or some other special circumstance of the Lender) is instead collected by such Taxing Jurisdiction directly from such Lender unless such Tax is of a nature that is otherwise not subject to the payment of additional amounts under this Section 7.3; or

                (iv) any combination of clauses (i), (ii) and (iii) above;

provided further, however, that no such additional amounts shall be payable in respect of this Guaranty to (x) any Lender which is a fiduciary or a partnership or a beneficial owner which is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been in the position of such Lender or (y) any Lender which is not a resident of the United States.

   In connection with the transfer of rights under the Credit Agreement, each Guarantor will furnish the Administrative Agent and the transferee of such with copies of all tax forms then required. Each Guarantor will also furnish the Administrative Agent and the Lenders, within the period of payment permitted by applicable law, an official receipt, if any, issued by the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid.

        Section 7.4. Repayment. If any Guarantor has made a payment pursuant to
Section 7.3 of additional amounts to any Lender, to the extent a Lender receives a tax credit or refund in respect of any payment made by any Guarantor on the Obligations which has the net effect of paying to such Lender an amount greater than the amounts due and payable on any Obligation or under this Guaranty which such Lender would have received in the absence of any payment being required under Section 7.3, such Lender agrees to repay to such Guarantor reasonably promptly after the receipt thereof by such Lender such amount as will put such Lender in no better or worse position as such Lender would have been in had no additional amount been required to be paid pursuant to Section 7.3 (which determinations shall be made by such Lender in good faith).

SECTION 8.	NOTICES.

   All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

        (1)  if to the Administrative Agent, to such address as listed in
Schedule 11.2 of the Credit Agreement, or

        (2) if to any Guarantor, to such Guarantor c/o the Borrowers at One Tower Lane, Oakbrook Terrace, IL 60181, or at such other address as such Guarantor shall have specified to the Administrative Agent in writing.

Notices under this Section 8 will be deemed given only when actually received.

SECTION 9.	MISCELLANEOUS.

        (a) No remedy herein conferred upon or reserved to the Administrative Agent or any Lender is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Administrative Agent or any Lender to exercise any remedy reserved to it under the Guaranty, it shall not be necessary for such Administrative Agent or Lender to physically produce the Loan Documents in any proceedings instituted by it or to give any notice, other than such notice as may be herein expressly required.

        (b) The Guarantors will pay all sums becoming due under this Guaranty by the method and at the address specified for such purpose in the Credit Agreement, or by such other reasonable method or at such other address as the Administrative Agent or the Lenders shall have from time to time specified to the Guarantors in writing for such purpose, without the presentation or surrender of this Guaranty or any Loan Documents.

        (c) Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

        (d) If the whole or any part of this Guaranty shall be now or hereafter become unenforceable against any one or more of the Guarantors for any reason whatsoever or if it is not executed by any one or more of the Guarantors, this Guaranty shall nevertheless be and remain fully binding upon and enforceable against each other Guarantor as if it had been made and delivered only by such other Guarantors.

        (e) This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and each Lender and its successors and assigns whether so expressed or not, until the Termination Date.

        (f) This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

        (g) This Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by the law of the State of New York.

        (h) The Recitals are incorporated into this Guaranty by reference with the same force and effect as though set forth herein in full.

        (i) The Administrative Agent is authorized to enforce this Guaranty on behalf of the Lenders.

   IN WITNESS WHEREOF, each of the undersigned has caused this Offshore Subsidiary Guaranty to be duly executed by an authorized representative as of this 15th day of May, 2003.


                                ROSS UNIVERSITY MANAGEMENT, INC.



                                By
                                  ------------------------------

                                Its
                                   -----------------------------


                                ROSS UNIVERSITY SCHOOL OF MEDICINE SCHOOL OF
                                VETERINARY MEDICINE LIMITED



                                By
                                   -----------------------------

                                Its
                                   -----------------------------



                                ROSS UNIVERSITY SCHOOL OF MEDICINE SCHOOL OF
                                VETERINARY MEDICINE (ST. KITTS) LIMITED



                                By
                                  ------------------------------

                                Its
                                   -----------------------------

                        FORM OF GUARANTY JOINDER
                        ------------------------

                        Re:     Credit Agreement


   This [GUARANTY JOINDER] dated as of _________, _____ (the or this
"[Guaranty Joinder]") is entered into [on a joint and several basis] by [each of] the undersigned __________, a ____________ corporation [and ____________, a
___________ corporation] ([which parties are hereinafter referred to individually as] an "Additional Guarantor" [and collectively as the "Additional Guarantors"]). Terms not otherwise defined herein shall have the meaning set forth in the Credit Agreement hereinafter referred to.

                                RECITALS

        A. [Each] Additional Guarantor, is presently an Offshore Subsidiary of Global Education International, Inc., a Barbados corporation, ("GEI").

        B. In order to raise funds to finance the acquisition of Dominica Management, Inc., the parent of Ross University Services, Inc. and Ross University Management, Inc., to finance working capital and capital expenditures and for other general corporate purposes, GEI and DeVry, Inc. a Delaware corporation ("DeVry" and, together with GEI, the "Borrowers") have entered into the Credit Agreement dated as of May 16, 2003 (herein, as amended and modified from time to time, the "Credit Agreement") among the Borrowers, the lenders, party thereto (the "Lenders") and Bank of America, N.A. as administrative agent (the "Administrative Agent") providing for, among other things, up to $175 million in loans (the "Loans") and Letters of Credit (the "Letters of Credit") of which up to $50,000,000 in Loans and Letters of Credit will be available to GEI

        C. The Administrative Agent and the Lenders have required as a condition to their obligations to make Extensions of Credit under the Credit Agreement, that the Offshore Subsidiaries of the Borrowers enter into the Offshore Subsidiary Guaranty dated as of May 16, 2003 (the "Guaranty") as security for the Obligations of GEI.

   NOW, THEREFORE, as required by the Credit Agreement and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, [each/the] Additional Guarantor does hereby covenant and agree, [jointly and severally,] as follows:

   In accordance with the requirements of the Guaranty, the Additional Guarantor[s] desire to amend the definition of Guarantor (as the same may have been heretofore amended) set forth in the Guaranty attached hereto so that at all times from and after the date hereof, the Additional Guarantor[s] shall be jointly and severally liable as Guarantors as set forth in the Guaranty for the Guaranteed Obligations of GEI under the Credit Agreement to the extent and in the manner set forth in the Guaranty.

   The undersigned is the duly elected ____________ of the Additional Guarantor[s] and is duly authorized to execute and deliver this Guaranty Joinder for the benefit of all Lenders. The execution by the undersigned of this Guaranty Joinder shall evidence its consent to and acknowledgment and approval of the terms set forth herein and in the Guaranty. By its execution hereof, the Additional Guarantor[s] shall be deemed to have made the representations and warranties set forth in Section 5 of the Guaranty in favor of the Lenders as of the date of this Guaranty Joinder.

   Upon execution of this Guaranty Joinder, the Guaranty shall be deemed to be amended as set forth above. The Additional Guarantor[s] hereby become[s] a Guarantor under the Guaranty and as a Guarantor thereunder, hereby guarantees all Guaranteed Obligations. Except as amended herein, the terms and provisions of the Guaranty are hereby ratified, confirmed and approved in all respects.

   Any and all notices, requests, certificates and other instruments may refer to the Guaranty without making specific reference to this Guaranty Joinder, but nevertheless all such references shall be deemed to include this Guaranty Joinder unless the context shall otherwise require.


                                [NAME OF ADDITIONAL GUARANTOR]



                                By
                                  -----------------------------

                                Its
                                   ----------------------------




CHI99 4102240-4.025605.0117

CHI99 4102240-4.025605.0117
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CHI99 4102240-1.025605.0117
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CHI99 4102240-4.025605.0117
CHI99 4102240-1.025605.0117
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CHI99 4102240-1.025605.0117